EXHIBIT 10.16
AGREEMENT
THIS AGREEMENT (the “Agreement”), by and between S1 Corporation (the “Company”) and Pierre Naude (“You” or “Your”) (collectively, the “Parties”), is entered into and effective as of December 24, 2008 (the “Effective Date”).
WHEREAS, the Parties desire to enter into this Agreement to express the terms and conditions in the event of Your termination of employment from the Company (or any of its affiliates) as described herein;
NOW, THEREFORE, in consideration of the mutual agreements in this Agreement, the Parties agree as follows:
1. Termination of Prior Agreement. Upon the execution of this Agreement, that certain Employment Agreement dated as of December 1, 2006 by and between the Company and You (the “Prior Agreement”) shall be terminated and of no further force or effect.
2. At-Will Employment/Compensation. This Agreement does not create a contract for employment or a contract for benefits. Your employment with the Company shall be and remain at all times an at-will relationship. This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without Cause, and with or without notice. While You are employed by the Company (or any of its affiliates) (i) the Company shall pay You an annual base salary at the rate of $250,000 per year (which base salary will be reviewed at least annually and may be increased at the discretion of the Company), and (ii) You shall be eligible to receive an annual on-target cash bonus of up to $150,000 for each calendar year (a “Bonus Calendar Year”) occurring while You are employed by the Company (or any of its affiliates) (pro-rated for any period that is less than 12 months), based on the attainment of specific Company and individual performance targets during such Bonus Calendar Year as may be assigned by the Company annually. Such annual bonus for a given Bonus Calendar Year shall be paid no later than March 15th of the calendar year immediately following such Bonus Calendar Year.
3. Compensation Upon Termination. Subject to the terms and conditions of this Agreement:
(a) Death. If Your employment with the Company (or any of its affiliates) is terminated as a result of Your death, the Company shall pay Your estate, or as may be directed by the legal representatives of Your estate, (i) Your base salary due through the date of termination, and (ii) within thirty (30) days following Your date of termination, a pro rata portion of the annual bonus that would have been payable to You for the calendar year of termination if Your employment had not terminated (calculated based upon actual results through Your date of termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which You were employed).
(b) Disability. If Your employment with the Company (or any of its affiliates) is terminated as a result of You being substantially unable to perform the material duties of Your then current position with the Company (or any of its affiliates) by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for three consecutive months (provided, that until such termination, You shall continue to receive Your then current compensation and benefits, reduced by any benefits payable to You or under any disability insurance policy or plan applicable You), the Company shall pay You (i) Your base salary due through the date of termination, and (ii) within thirty (30) days following Your date of termination, a pro rata portion of the annual bonus that would have been payable to You for the calendar year of termination if Your employment had not terminated (calculated based upon actual results through Your date of termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which You were employed); provided, that payments so made to You with respect to any period that You are substantially unable to perform the material duties of Your then current position with the Company (or any of its affiliates) by reason of illness, physical or mental illness or other similar incapacity shall be reduced by the sum of the amounts, if any, payable to You by reason of such disability, at or prior to the time of any such payment, under any disability insurance policy or benefit plan and which amounts have not previously been applied to reduce any such payment.

(c) Termination by the Company for Cause or by You without Good Reason. If the Company (or any of its affiliates) terminates Your employment for Cause or You terminate Your employment without Good Reason, the Company shall pay You Your base salary due through the date of termination and shall have no further obligations to You. In the event the Company intends to terminate You for Cause, You shall have a reasonable opportunity, together with Your counsel, to be heard before the Board of Directors of the Company before such termination.
(d) Termination by the Company without Cause or by You with Good Reason. If (i) the Company (or any of its affiliates) terminates your employment without Cause, or (ii) You terminate Your employment for Good Reason, then the Company shall:
(A) pay You (i) in equal installments as of the 1st and 15th day of each month during the 12-month period commencing on Your date of termination (the “Severance Period”), an aggregate amount equal to Your then current base salary, and (ii) within thirty (30) days following Your date of termination, a pro rata portion of the annual bonus that would have been payable to You for the calendar year of termination if Your employment had not terminated (calculated based upon actual results through Your date of termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which You were employed);
(B) reimburse You for any COBRA premiums You pay for You and any of Your dependents during the Severance Period, if and to the extent You and/or Your dependents are entitled to COBRA continuation coverage under the Company’s major medical group plan in which You and/or Your dependents participated immediately prior to the date of termination, provided, however, that notwithstanding anything in this subsection to the contrary, all other terms and provisions of the Company major medical group plan governing Your rights and Your dependent’s rights under COBRA shall apply; and
(C) if Your termination occurs within two (2) years following a Change in Control (or before a Change in Control has occurred, but after the Company has commenced negotiations of a transaction that results in a Change in Control), cause all outstanding options to purchase common stock of the Company and shares of restricted stock, if any, then held by You to be fully vested and exercisable as of the date of termination.
4. Release Obligations. The Company’s obligation to pay You the separation payments set forth in Section 3(d) shall be conditioned upon Your execution, compliance with, and non-revocation of, a valid, binding and irrevocable Separation & Release Agreement in a form prepared by the Company in its sole and absolute discretion, which includes, but is not limited to, Your release of the Company and its officers, directors, employees, stockholders and affiliates from any and all liability and claims of any kind and Your confirmation of the Company’s right to continued performance by You of Your obligations under the Covenants Agreement (defined below) during the period following the termination of Your employment.
5. Withholding. All payments made pursuant to this Agreement will be subject to applicable withholdings, including taxes and Social Security.

6. Definitions.
(a) “Cause” means (i) the indictment by a grand jury or conviction of a felony or a crime involving moral turpitude (excluding a traffic violation not involving any period of incarceration) or the willful commission of any other act or omission involving dishonesty or fraud with respect to, and materially adversely affecting the business affairs of, the Company or any of its subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its subsidiaries into public disgrace or disrepute that is determined by the Company to cause or be reasonably likely to cause substantial injury to the business and operations of the Company or such subsidiary, (iii) substantial and repeated failure to perform duties, including but not limited to, achieving quarterly goals, of the office held by You as reasonably directed by the Company (other than any such failure resulting from Your incapacity due to injury or illness), and such failure is not cured within 30 days after You receive written notice thereof from the Company that specifically identifies the manner in which the Company believes You have not substantially performed Your duties, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries that causes substantial and material injury to the business and operations of the Company or such subsidiary or (v) any material breach of the Covenants Agreement. For purposes of this provision, no act or failure to act on Your part shall be considered “willful” unless it is done, or omitted to be done, by You in bad faith or without reasonable belief that Your action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by You in good faith and in the best interests of the Company;
(b) “Change in Control” means the earliest to occur of the following: (i) any person (other than a corporation (a “Holding Company”) all of the common stock of which is owned, immediately after the transaction, by persons who owned more than 50 percent of the voting shares of the Company immediately before the transaction) becomes the beneficial owner of 50 percent or more of the total number of voting shares of the Company; (ii) any person (other than the persons named as proxies solicited on behalf of the Board) holds revocable or irrevocable proxies, as to the election or removal of two or more directors of the Company, for more than 50 percent of the total number of voting shares of the Company; (iii) any person (other than a Holding Company) has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of more than 50 percent of the total number of voting shares of the Company; (iv) there is a sale or other transfer of all or substantially all of the assets of the Company other than to a Holding Company or a corporation controlled by the Company, or (v) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute at least a majority of the Board of any successor corporation. In the event that the Company (or any successor entity) becomes a subsidiary of a Holding Company, references to the Company in the preceding sentence shall be deemed to be references to the Holding Company. Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred under clauses (ii) or (iii) above if within 30 days of such action, the Board of Directors of the Company (by a two-thirds affirmative vote of the directors in office before such action occurred) makes a determination that such action does not and is not likely to constitute a change in control of the Company. For purposes of this definition, a “person” includes an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company, or similar organization or group acting in concert. A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended;
(c) “Code” means the Internal Revenue Code of 1986, as amended;
(d) “Controlled Group” means the Company and any other entity the employees of which would be required to be aggregated with the employees of the Company pursuant to Code §414(b), (c), (m), or (o);
(e) “Good Reason” shall exist if (i) the Company, without Your written consent (a) materially reduces or changes Your reporting, duties and/or job title, provided, however, that where there is no reduction in Your base salary or annual bonus potential, a material reduction or change in Your reporting, duties, job title, or responsibilities shall not be determined to be Good Reason under this Agreement, or (b) requires You to relocate to a place more than 50 miles from Norcross, Georgia to perform Your duties; (ii) You provide written notice to the Company of such action and provide the Company with 30 days to remedy such action (the “Cure Period”); (iii) the Company fails to remedy such action within the Cure Period; and (iv) You elect to resign within 30 days of the expiration of the Cure Period;
(f) “Separation from Service” means, with respect to You, a “separation from service” (within the meaning of Code §409A(a)(2)(A)(i) and regulations issued thereunder) of You from all members of the Controlled Group; and
(g) “Specified Employee” means a “key employee” (within the meaning of Code §416(i) without regard to Code §416(i)(5) thereof) of any member of the Controlled Group which has stock which has publicly traded on an established securities market or otherwise. You shall be treated as being a Specified Employee as of any date occurring during the period beginning April 1 of a given calendar year and ending on the next following March 31 if You meet the definition of a Specified Employee in the preceding sentence at any time during the calendar year immediately preceding such given calendar year.

7. Deferral of Compensation. Notwithstanding any provision of this Agreement to the contrary, to the extent that (i) any amount(s) would be payable to You under Section 3(a), (b), (c) or (d) above by reason of Your termination of employment, and (ii) such amount(s) constitute a “deferral of compensation” within the meaning of Treasury regulations issued under Code §409A as reasonably determined by the Company, then such amount(s) shall not be paid until You have incurred a Separation from Service if such termination of employment does not constitute a Separation from Service. Furthermore, to the extent that (i) any amount(s) would be payable to You within the first six (6) months following Your Separation from Service on account of Your Separation from Service, (ii) You are a Specified Employee as of the date of Your Separation from Service, and (iii) such amount(s) constitute a “deferral of compensation” within the meaning of Treasury regulations issued under Code §409A as reasonably determined by the Company, then such amount(s) shall not be paid and shall instead be held and accumulated and paid as of the date which is six (6) months and one (1) day after the date of Your Separation from Service. Any amounts paid which are excepted from being a “deferral of compensation” shall not be subject to the foregoing restrictions. For all purposes of this Agreement, the right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Code §409A.
8. Limitation on Parachute Payments. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by You with the Company or any subsidiary or affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to You (including groups or classes of participants or beneficiaries of which You are a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for You (a “Benefit Arrangement”), if You are a “disqualified individual,” as defined in Section 280G(c) of the Code, no payment or benefit shall be made or provided to You or become vested, exercisable or payable, as applicable, (i) to the extent that such payment, right to exercise, vesting, or other benefit, taking into account all other payments, rights, or benefits to or for You, or becoming vested, exercisable or payable, as the case may be, under this Agreement, all Other Agreements and all Benefit Arrangements, would cause any such payment, right to exercise, vesting or other benefit to which You are or would be entitled under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by You under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by You without causing any such payment, right to exercise, vesting or other benefit to be considered a Parachute Payment. In the event that the receipt of any such payment, right to exercise, vesting, or other benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for You under any Other Agreement or any Benefit Arrangement would cause You to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by You as described in clause (ii) of the preceding sentence, then You shall have the right, in Your sole discretion, to designate those rights, payments or benefits (or the vesting or exercisability thereof) under this Agreement, any Other Agreements and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the right, payment or benefit to You (or the vesting or exercisability thereof) under this Agreement be deemed to be a Parachute Payment. All determinations required to be made under this Section, including whether and when a reduction in rights, payments or benefits (or the vesting or exercisability thereof) is required and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by You in writing (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and You within 15 business days of the receipt of notice from You or the Company. In the event that the Accounting Firm is serving as accountant or auditor for the Company or any individual, entity or group effecting a change in the ownership or effective control of the Company (within the meaning of Section 280G of the Code), You shall appoint another nationally recognized accounting firm that is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and You.
9. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes any prior communications, agreements or understandings, whether oral or written, between You and the Company relating to severance payments of any type or nature, including without limitation, the Prior Agreement. Other than the terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

10. Confidentiality, Non-Disclosure and Non-Solicitation Agreement. By execution of this Agreement, the Parties acknowledge the continuing validity and effectiveness of the Confidentiality, Non-Disclosure and Non-Solicitation Agreement (the “Covenants Agreement”) entered into concurrently with the execution of the Prior Agreement.
11. Governing Law, Jurisdiction and Venue. The laws of the State of Georgia will govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law will still govern. You agree that any claim arising out of or relating to this Agreement will be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
12. Waiver. The Company’s failure to enforce any provision of this Agreement will not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement will not act as a waiver of any other breach.
13. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions will remain in full force and effect.
14. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
15. Successors and Assigns. This Agreement will be assignable to, and will inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and will be binding upon You and Your heirs and assigns.
[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

S1 CORPORATION
By:	/s/ Gregory D. Orenstein
	Name:	Gregory D. Orenstein
	Title:	SVP, Chief Legal Officer and Secretary

/s/ Pierre Naude
Pierre Naude